Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 27, 2014, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-193004) and related Prospectus of Two Harbors Investment Corp. related to its Dividend Reinvestment and Direct Stock Purchase Plan.

/s/ Ernst & Young LLP

Minneapolis, MN

August 11, 2014